Exhibit 99.1

Span-America Reports Second Quarter 2014 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 1, 2014--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended March 29, 2014. Net income for the second quarter of fiscal 2014 was $891,000, or $0.30 per diluted share, compared with $1.2 million, or $0.41 per diluted share, in the second quarter of fiscal 2013. Net sales for the second quarter of fiscal 2014 were $14.7 million compared with $16.6 million in the second quarter of fiscal 2013.

“Span-America’s second quarter sales and earnings were below the second quarter of last fiscal year due primarily to lower sales of consumer bedding products and M.C. Healthcare product lines,” stated Jim Ferguson, president and chief executive officer of Span-America. “As we expected and previously announced, sales of consumer bedding products were down due to the loss of a large retail customer that selected a different supplier in a routine competitive bidding process for their everyday consumer bedding products. M.C. Healthcare’s sales to the provincial government in British Columbia were down $1.1 million compared with the same quarter last year due to changes in governmental budget allocations and restrained government spending.

“We expect sales and earnings for the second half of fiscal 2014 to be higher than the first half of this year due to growth in medical and industrial sales and the contribution of new customers for our consumer products. We don’t believe the addition of these new consumer products customers will fully offset the loss of the large retail customer at this time. We previously said that we expected fiscal 2014 earnings to be approximately $0.15 per diluted share below our fiscal 2013 earnings. Based on our results through the first six months and our outlook for the remainder of the year, we now expect fiscal year 2014 earnings to be slightly below our previously announced level. We remain focused on growing sales in our core medical business and expanding our consumer sales through our marketing partner, Hollander Home Fashions,” continued Ferguson.

Second Quarter Results

Sales for the second quarter of fiscal 2014 were down 12% to $14.7 million compared with $16.6 million in the second quarter of fiscal 2013. As previously noted, most of the sales decline came from lower volumes within our consumer bedding and M.C. Healthcare product lines.

Total medical sales decreased 7% to $11.2 million for the second quarter of fiscal 2014 compared with $12.0 million in the second quarter of 2013, primarily due to lower sales of M.C. Healthcare’s products in Canada. M.C. Healthcare has received seasonally large orders from British Columbia in recent years prior to the government’s March 31 fiscal year-end that were not repeated in fiscal 2014. This was partially offset by a 7% sales increase in therapeutic support surfaces, our largest medical product line. This marked our 12th consecutive quarter-over-quarter sales growth in our therapeutic support surface product line. Sales of therapeutic support surfaces rose to $6.2 million in the second quarter this year compared with $5.7 million in the year-earlier quarter. Most of the growth in this product line came from our PressureGuard® Easy Air® and APM2® products as well as our newest Custom Care® series of support surfaces.

Total sales of other medical product lines were down compared with the second quarter of the prior fiscal year. Sales of our patient positioners decreased by 10%, and overlays declined 4% due to lower demand, while sales of our seating products were up 6% during the second quarter. Sales of our Selan® and Risk Manager™ products decreased 15% and 26%, respectively, compared with the second quarter of fiscal 2013 because the second quarter last fiscal year included large orders in both product lines that were not repeated in the second quarter this year.

In the custom products segment, sales were down 23% during the second quarter to $3.5 million compared with $4.6 million in the second quarter last year, primarily due to the loss of the large retail customer as previously announced. Our custom products segment consists of consumer bedding and specialty industrial foam products.

Consumer bedding sales were down 31% to $2.7 million compared with $3.9 million in the second quarter of fiscal 2013. We made our last product shipments to a large retail customer in February 2014 as previously announced. Total consumer bedding sales were down due to the loss of the large retail customer and a seasonal pillow promotion with another customer that occurred in last year’s second quarter and was not repeated in the second quarter this year.

In our custom products segment, sales of our industrial products increased 16% to $839,000 from $723,000 in the second quarter last year. Most of the industrial sales growth was generated from our customers in the packaging and water sports markets.

Gross profit declined 9% to $5.3 million in the second quarter of fiscal 2014 compared with $5.8 million in the second quarter last year primarily because of the decrease in sales of M.C. Healthcare products compared with the second quarter of last fiscal year. Gross margin percentage rose to 35.7% in the second quarter this year compared with 34.8% in the same quarter last year as the result of a more profitable overall sales mix between the medical and custom products segments and cost reduction efforts in the custom products segment. We implemented the cost reduction program in anticipation of the loss of the large retail customer. Our gross margin benefited from a higher percentage of medical sales that accounted for 76% of total company sales in the second quarter of fiscal 2014 compared with 72% in the second quarter last year.

Selling and marketing expenses increased by 1% compared with the second quarter of last year due primarily to higher shipping costs and samples expense for new medical products. R&D expenses were down by 15% compared with the second quarter of last year due to the completion of several new product development projects in the medical segment. Administrative expenses decreased by 2% due to reductions in a number of expense categories compared with the second quarter of last year.

Operating income decreased by 26% to $1.3 million in the second quarter of fiscal 2014 compared with $1.8 million in the second quarter last year. Second quarter net income declined 28% to $891,000, or $0.30 per diluted share, compared with $1.2 million, or $0.41 per diluted share, in the second quarter last year. The second quarter earnings decline was due primarily to lower sales volume and a less profitable sales mix of M.C. Healthcare products compared with the second quarter of last fiscal year.

Year-to-Date Results

For the first half of fiscal 2014, total sales decreased 23% to $29.6 million compared with $38.3 million in the first half of last fiscal year. The majority of the decline occurred in the custom products segment where sales were $7.8 million for the first half of fiscal 2014 compared with $15.4 million in the first half of fiscal 2013.

Total medical sales, including M.C. Healthcare, for the first half of fiscal 2014 decreased by 5% to $21.8 million compared with $22.9 million in the first half of last fiscal year. Sales of M.C. Healthcare products were down 19% to $4.5 million in the first half of this year compared with $5.6 million in the same period last year. The majority of the decrease was due to $1.1 million in lower sales of M.C. Healthcare’s products to the provincial government in British Columbia.

Sales of pressure management product lines, which include all medical products except M.C. Healthcare, were down less than 1% to $17.2 million during the first half of fiscal 2014 compared with $17.3 million in the same period of fiscal 2013. A 5% year-to-date increase in sales of therapeutic support surfaces to $11.7 million was offset by year-to-date declines in other medical product lines.

In the custom products segment, consumer sales for the first half of fiscal 2014 decreased 56% to $6.1 million compared with $13.9 million in the first half of fiscal 2013 due primarily to the loss of a large retail customer. Industrial sales rose 16% to $1.7 million during the first half of this year compared with $1.5 million in the same period last year.

Net income for the first half of fiscal 2014 decreased 40% to $1.6 million, or $0.52 per diluted share, compared with $2.6 million, or $0.87 per diluted share, in the same period last year. The decrease in earnings was caused primarily by lower sales volume in the medical and custom products segments.

Future Outlook

“We expect modest growth in medical and industrial sales in the second half of fiscal 2014,” continued Mr. Ferguson. “We also expect sales of consumer products to pick up with the addition of new customers in the third and fourth quarters, but we expect total consumer product sales to be down compared with the prior year’s second half due to the loss of the large retail customer.

“We continue to work on several large medical sales opportunities that have the potential to improve our sales and earnings in the second half of this year. We are also working closely with Hollander Home Fashions, our exclusive marketing partner for consumer bedding products, to expand our consumer customer base and to regain the large customer lost earlier in the year. We are encouraged about future sales opportunities for our medical and custom products based on the activity that we are currently seeing in our markets,” concluded Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated growth in sales of medical and industrial products during fiscal 2014, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	March 29,	March 30,		March 29,	March 30,
	2014	2013		2014	2013

Net sales	$14,708,529	$16,622,891	-12%	$29,561,806	$38,283,415	-23%
Cost of goods sold	9,455,352	10,846,205	-13%	19,520,834	26,363,622	-26%
Gross profit	5,253,177	5,776,686	-9%	10,040,972	11,919,793	-16%
	35.7%	34.8%		34.0%	31.1%

Selling and marketing expenses	2,603,881	2,590,602	1%	5,090,929	5,262,283	-3%
Research and development expenses	274,137	322,782	-15%	562,907	667,747	-16%
General and administrative expenses	1,034,368	1,050,357	-2%	2,041,333	2,099,660	-3%
	3,912,386	3,963,741	-1%	7,695,169	8,029,690	-4%

Operating income	1,340,791	1,812,945	-26%	2,345,803	3,890,103	-40%
	9.1%	10.9%		7.9%	10.2%
Non-operating income (expense):
Interest expense	(3,125)	(3,125)	0%	(6,319)	(8,842)	29%
Other	19,015	(24,083)	179%	28,327	(28,815)	198%
Net non-operating income (expense)	15,890	(27,208)	158%	22,008	(37,657)	158%

Income before income taxes	1,356,681	1,785,737	-24%	2,367,811	3,852,446	-39%

Income taxes	466,000	552,000	-16%	811,000	1,255,000	-35%
Net income	$890,681	$1,233,737	-28%	$1,556,811	$2,597,446	-40%
	6.1%	7.4%		5.3%	6.8%

Net income per common share:
Basic	$0.30	$0.42	-28%	$0.53	$0.89	-40%
Diluted	$0.30	$0.41	-28%	$0.52	$0.87	-40%

Dividends per common share (1)	$0.14	$0.125	12%	$0.28	$1.25	-78%

Weighted average shares outstanding:
Basic	2,945,416	2,944,116	0%	2,936,416	2,932,639	0%
Diluted	2,991,406	2,997,192	0%	2,984,324	2,988,692	0%

Supplemental data:
Depreciation expense	$209,597	$185,332	13%	$389,391	$368,927	6%
Amortization expense	112,401	131,955	-15%	250,842	266,591	-6%

(1) Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	March 29,	Sept. 28,
	2014	2013
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$6,003,736	$5,424,521
Accounts receivable, net of allowances	6,636,800	7,787,837
Inventories	6,157,196	6,445,950
Deferred income taxes	348,950	348,950
Prepaid expenses	850,775	698,003
Total current assets	19,997,457	20,705,261

Property and equipment, net	5,110,760	5,136,535
Goodwill	4,312,179	4,487,546
Intangibles, net	3,052,889	3,430,349
Other assets	2,602,232	2,616,937
	$35,075,517	$36,376,628

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,098,054	$2,658,125
Accrued and sundry liabilities	1,716,696	2,875,600
Total current liabilities	3,814,750	5,533,725

Deferred income taxes	190,102	194,883
Deferred compensation	495,847	534,239
Total long-term liabilities	685,949	729,122

Total liabilities	4,500,699	6,262,847

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,961,007 at March 29, 2014 and 2,927,416 at Sept. 28, 2013	3,049,758	2,626,526
Additional paid-in capital	885,812	872,494
Retained earnings	27,560,654	26,828,012
Accumulated other comprehensive loss	(921,406)	(213,251)
Total shareholders' equity	30,574,818	30,113,781

	$35,075,517	$36,376,628

Note: The Balance Sheet at September 28, 2013 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer